Exhibit 10.17

PURCHASE AND LEASE AGREEMENT

THIS PURCHASE AND LEASE AGREEMENT (this “Agreement”) is entered into effective as of July 25, 2011 (the “Effective Date”) by and between SMKY Asset Fund LLC, an Iowa limited liability company (“Lessor”), and Smoky Market Foods, Inc., a Nevada corporation (the “Lessee”).   The Lessee or the Lessor may be referred to individually as a “Party” or collectively as the “Parties”.

BACKGROUND

A. Lessor desires to acquire the Smoker-Oven System (as defined below) from Lessee and lease the Smoker-Oven System back to Lessee.

B. Lessee desires to sell the Smoker-Oven System to Lessor and lease such Smoker-Oven System from Lessor in accordance with the terms and conditions of this Agreement.

C. Lessee is a party to that certain Second and Amended and Restated Processing Agreement dated as of October 30, 2009 (the “Processing Agreement”), pursuant to which Mary Ann’s Specialty Foods, Inc., an Iowa corporation (“SPI”), granted Lessee the right to use a specified portion of SPI’s food processing facility, and Lessee and Lessor desire to acknowledge that this Agreement is subordinate and subject to the provisions of the Processing Agreement.

AGREEMENT

  FOR THE SUM OF TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Lessor and Lessee agree as follows:

1.             Definitions.  As used in this Agreement, each of the following terms shall have the meaning indicated:

1.1     “Applicable Laws” means any applicable statute, law, ordinance, regulation, rule, ruling, order, writ, injunction, decree or other official act of or by any federal, state or local governmental authority.

1.2     “Asked Price” means the closing asked price for Lessee’s common stock on the primary securities exchange or market on which such securities are at the applicable time be listed or quoted. If the day for which the Asked Price is calculated under this Agreement falls on a day on which the  relevant exchange or market is closed (or on which no trades were in Lessee’s common stock were executed), the Asked Price shall be calculated using the most recent day on which the relevant exchange or market was open (or on which trades in Lessee’s common stock were executed).

1.3     “Claims” means any and all claims, suits, causes of action, settlements, liability, costs, expenses, fines, and judgments (including, without limitation, court costs, experts’ fees and attorney’s fees), whether arising in equity, at common law, or by statute or under the law of contracts, torts (including, without limitation, negligence and strict liability without regard to fault) or property, of every kind or character, (including, without limitation, for personal injury, real or personal property damage, or economic loss).

1.4     “Expiration Date” means the earliest to occur of the Repurchase Date, the 10-year anniversary of the Effective Date and an Event of Default by Lessee.

1.5     “Event of Default” means with respect to a Party that (a) such Party fails to perform any of the terms or conditions of this Agreement in the manner and at the time or times required hereunder and such failure to perform is not cured within thirty (30) days of such Party’s receipt of written notice of such failure from the other Party; (b) such Party files a voluntary petition in bankruptcy; (c) any proceeding in bankruptcy or insolvency is instituted against such Party and such proceeding is not dismissed within sixty (60) days of the filing thereof; (c) such Party makes a general assignment for the benefit of creditors; (d) a trustee, receiver or liquidator of such Party or of all or substantially all of such Party’s assets and property is appointed and such appointment is not vacated within sixty (60) days such appointment.

1.6     “Force Majeure” means any of the following causes to the extent such cause was neither foreseen nor reasonably foreseeable and is beyond the reasonable control of the Party affected thereby: acts of war or the public enemy, whether war be declared or not, including terrorism; pubic disorders, insurrection, rebellion, sabotage, riots or violent demonstrations; earthquakes, epidemics, hurricanes, tornadoes, hail storms, torrents, floods, unusually severe weather or other natural calamities, disasters or acts of God; fire or explosion; strikes, lockouts or other industrial action by workers or employees of Lessee or of third parties not under the contractual control and supervision of Lessee; and acts of any government authority.

1.7     “Products” means the products listed on Exhibit A attached hereto, as the same may be updated and revised from time to time by Lessee, which are completed and packaged and meet the quality standards established by Lessee for the sale of such products.

1.8     “Purchase Price” means the actual amount paid by Lessor for the Smoker-Oven System, which amount shall not be less than $70,000 and not more than $500,000, subject to Lessee’s right to limit such amount as set forth in Section 2.2 below.

1.9     “Rent” means the lesser of (a) $0.20 per pound of Product (processed and packaged) sold by Lessee with respect to which Lessee collected revenue during the respective calendar quarter, or (b) the amount necessary to result in aggregate payments of rent for the twelve month period ending on the last day of the respective calendar quarter to equal to 30% of the sum of (a) the Purchase Price plus (b) $5,000.

1.10    “Repurchase Price” means a number of shares common stock of Lessee with a fair market value, determined based upon Asked Price as of any of the five business days preceding the Repurchase Date designated by Lessee, in an amount equal to 20 times the sum of (a) the Purchase Price (b) plus $5,000.

1.11    “Smoker-Oven System” means the smoker-oven, together with such other equipment, furnishings, machinery, materials, tools, appliances and/or other items located at 1511 East 2nd St., Webster City, Iowa and owned and used by Lessee in connection with the operation of such smoker-oven immediately prior to the consummation of the transactions contemplated hereby.

1.12    “Term” means the period commencing at 12:01 a.m. of the Effective Date and expiring at midnight of the Expiration Date.

1.13    “UCC” means the Uniform Commercial Code as adopted by the State of Iowa or, to the extent required by Applicable Law, the Uniform Commercial Code as adopted by the State whose laws govern the validity, interpretation or performance of this Agreement.

2.     Purchase; Purchase Price; Warrants.  In connection with the execution this Agreement:

2.1     Lessee shall assign to Lessor, on an “as-is, where is” basis, all of Lessee’s right, title and interest in the Smoker-Oven System, subject to the Processing Agreement, pursuant to a Bill of Sale in substantially the form attached hereto as Exhibit B.

2.2     Lessor agrees to pay Lessee no less than $70,000 as a condition to Lessee’s execution of the Bill of Sale, and shall pay the remaining amount of the Purchase Price as funds are received from Lessor’s members for the purpose of acquiring the Smoker-Oven System; provided however, Lessee shall not be obligated to accept any further funds from Lessor as payment of the Purchase Price upon the earliest to occur of (a) any date more than six months after the date hereof that Lessee delivers to Lessor a notice of termination, (b) Lessee’s written notice to Lessor that Lessee has received separate financing in an amount of at least $500,000 upon terms acceptable to Lessee, and (c) Lessee’s receipt of $500,000 in Purchase Price hereunder.

2.3     In connection with Lessor’s payment of the Purchase Price, Lessee shall issue to Lessor or its designees a warrant, in substantially the form attached hereto as Exhibit C a (“Warrant”), to acquire one share of Lessee’s common stock for each $1.00 in Purchase Price paid.   In connection with the issuance of such Warrants, any designees of Lessor shall execute an investment representation letter in substantially the form attached hereto as Exhibit D.  Notwithstanding the foregoing, the Lessee shall not be obligated to issue any Warrants to any party if it determines, in its reasonable discretion, that such party is not a qualified investor (whether based on such party’s failure to provide a completed investment representation letter or otherwise) and the issuance of Warrants to such party may not be exempt under applicable securities laws.

3.     Lease.  Subject to the terms and conditions of this Agreement, Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the Smoker-Oven System for the Term.

4.     Rent.  Lessee shall pay Lessor the Rent for the lease of the Smoker-Oven System during the Term, which shall be due and payable with respect to each calendar quarter (i.e. quarters ended March 31, June 30, September 30, and December 31) within 10 days following the last day of such calendar quarter commencing on the Effective Date and continuing for the duration of the Term unless sooner terminated as provided herein.    If the Term expires or terminates on a day other than the last day of a calendar quarter, then on such date Lessee shall pay the Rent for such fractional month prorated for the number of days this Agreement is in effect during such last fractional calendar month.

5.             Personal Property.  The Smoker-Oven System is and shall remain personal property even if installed in or attached to real property. Lessee shall provide, at its expense, any required facilities and utilities for the proper installation and operation of the Smoker-Oven System.

6.             Taxes; Insurance.  Lessee shall pay all use taxes, personal property taxes or other taxes and assessments imposed on the possession, use or operation of the Smoker-Oven System.  Lessee shall be responsible for any insurance for the Smoker-Oven System.

7.     Title and Risk of Loss.  Lessor represents and warrants that this lease is not a consumer lease or a finance lease for the purposes of the UCC.   Lessee hereby assumes and shall bear risk of loss and damage to the Smoker-Oven System to the extent such loss or damage occurs during the Term and is not the result of ordinary wear and tear.  In the event of loss or damage to the Smoker-Oven System during the Term of the type that is the responsibility of Lessee under the immediately preceding sentence, Lessee shall, at Lessee’s option and expense (x) place the same in good repair, condition and working order; (y) replace the same with like equipment in good repair, condition and working order; or (z) pay to Lessor the replacement cost of equipment of similar condition, age, model and brand as the Smoker-Oven System.  Lessor warrants that Lessee shall have peaceable and quiet possession and enjoyment of the Smoker-Oven System during the Term of this Agreement without interference from Lessor or anyone claiming by, through or under Lessor.

8.     Remedies.  Upon the occurrence of an Event of Default by Lessee, Lessee shall be deemed to be in default of this Agreement and Lessor shall have the right to (a) declare any unpaid Rent for the period between the Effective Date and the date the Event of Default occurs immediately due and payable; (b) retake or retain the Smoker-Oven System upon reasonable advance notice whereupon all rights of Lessee in the Smoker-Oven System shall terminate; and/or (c) terminate this Agreement effective immediately.  If Lessor retakes possession of the Smoker-Oven System pursuant to this Section 8 and at the time of such retaking there shall be in, upon or attached to the Smoker-Oven System any property, goods or things of value belonging to Lessee, or in the custody or under the control of Lessee, Lessor shall use all commercially reasonable efforts to promptly deliver such property, goods or things of value to Lessee.

9.     Waiver.  NOTWITHSTANDING ANYTHING SET FORTH TO THE CONTRARY IN THE UCC, LESSOR HEREBY WAIVES CONSEQUENTIAL, INCIDENTAL, SPECIAL AND INDIRECT DAMAGES FOR CLAIMS, DISPUTES OR OTHER MATTERS IN QUESTION ARISING OUT OF OR RELATING TO THIS LEASE.  THIS WAIVER IS APPLICABLE, WITHOUT LIMITATION, TO ALL CONSEQUENTIAL, INCIDENTAL, SPECIAL AND INDIRECT DAMAGES DUE TO EITHER PARTY’S TERMINATION IN ACCORDANCE WITH, OR LESSOR’S DEFAULT UNDER, THIS LEASE.  THIS WAIVER OF CONSEQUENTIAL, INCIDENTAL, SPECIAL AND INDIRECT DAMAGES SHALL INCLUDE, BUT IS NOT LIMITED TO, LOSS OF USE, LOSS OF PROFIT, LOSS OF BUSINESS, LOSS OF INCOME, INABILITY TO PERFORM COLLATERAL CONTRACTS, LOSS OF REPUTATION OR ANY OTHER CONSEQUENTIAL AND INCIDENTAL DAMAGES THAT LESSOR MAY HAVE INCURRED FROM ANY CAUSE OF ACTION INCLUDING, WITHOUT LIMITATION, NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT AND BREACH OF STRICT OR IMPLIED WARRANTY.  LESSOR HEREBY EXPRESSLY WAIVES ALL RIGHTS AND REMEDIES, TO THE MAXIMUM EXTENT ALLOWED BY APPLICABLE LAW, WHICH MAY BE GRANTED TO IT BY SECTIONS 13523 THROUGH 13530 OF THE UCC AS ADOPTED IN IOWA.

10.           Repurchase of Smoker Oven System.  If at any time on or after the third anniversary of the Effective Date, the closing Asked Price of Lessee’s common stock for the preceding thirty trading days has been $0.50 per share or more (as adjusted for stock splits, reverse stock splits and similar recapitalization transactions), Lessor shall sell to Lessor, and Lessee shall purchase from Lessor, the Smoker-Oven System, in exchange for the Repurchase Price (with such transaction being referred to as the “Repurchase”).  At any time following the satisfaction of the condition to the Repurchase, either Lessor or Lessee may give the other written notice demanding to close the Repurchase on a designated date, which date shall be less than ten, and not more than twenty, business days following delivery of the notice.  The date of the closing of such Repurchase is referred to as the “Repurchase Date”.  At the closing of the Repurchase, Lessor shall execute an investment representation letter substantially in the form attached hereto as Exhibit D and shall execute and deliver to Lessee all documents necessary and proper to effect transfer of ownership of the Smoker-Oven System to Lessee, free and clear of all encumbrances, security interests and liens (other than encumbrances, security interest or liens suffered or permitted by Lessee to become effective thereon), upon payment by Lessee of the Repurchase Price, and Lessee shall delivery to Lessee a certificate representing the Purchase Price.  Thereupon this Agreement shall terminate and no further Rent shall become due in respect to the Smoker-Oven System.

11.           Termination; Return of Smoker-Oven System; Processing Agreement.  Subject to the rights of SPI under the Processing Agreement, on the expiration of the Term or sooner termination of this Agreement (absent a repurchase pursuant to Section 10), Lessee shall allow Lessor to take possession of the Smoker-Oven System.  Lessor acknowledges and agrees that it has received and reviewed a copy of the Processing Agreement and agrees that Lessor’s rights as a purchaser under this Agreement are subordinate to the rights of SPI under the Processing Agreement until the Processing Agreement expires or terminates, including without limitation, SPI’s rights under Section 8 of the Processing Agreement pertaining to SPI’s right to use the Smoker-Oven System in the event Lessee ceases its operations prior to the termination of the Processing Agreement.   SPI agrees that, in connection with its use of the Smoky-Oven System pursuant to Section 8 of the Process Agreement, any time Lessor has the right to take possession of the Smoker-Oven System, SPI shall pay to Lessor directly the royalty provided in Section 8(b) of the Processing Agreement.

12.            Indemnification.

12.1           Indemnification by Lessee.  To the fullest extent allowed by Applicable Law, Lessee shall indemnify, protect and hold harmless Lessor, and any subsidiary, parent, affiliate, successor and assign of Lessor, and each of their officers, directors, members, managers, employees, representatives and agents from and against any and all Claims based upon, in connection with or arising out of Lessee’s failure to comply with this Agreement, or Lessee’s negligent actions or inactions under this Agreement or in connection with Lessee’s negligent use, possession or operation of the Smoker-Oven System during the Term, including, without limitation, any failure to comply with any Applicable Laws.

12.2           Indemnification by Lessor.  To the fullest extent allowed by Applicable Law, Lessor shall indemnify, protect and hold harmless Lessee, and any subsidiary, parent, affiliate, successors and assigns of Lessee, and each of their officers, directors, members, managers, employees, representatives and agents from and against any and all Claims based upon, in connection with, related to or arising out of Lessor’s failure to comply with this Agreement, or Lessor’s negligent actions or inactions under this Agreement or in connection with Lessor’s failure to comply with any Applicable Laws, including without limitation applicable provisions of the UCC.

13.           Force Majeure.  Neither Lessee nor Lessor shall be liable for any delay or failure in the keeping or performance of its obligations under this Agreement during the time and to the extent that any such failure arises by reason of Force Majeure.  Upon the occurrence of an event of Force Majeure the Party affected thereby shall promptly give written notice (setting forth full particulars) to the other Party and shall resume the keeping and performance of the respective obligation after the cause of Force Majeure has come to an end.  If an event of Force Majeure occurs and continues for a period of thirty (30) calendar days from the date of occurrence of such event, the Parties shall meet and make reasonable efforts to resolve the problem.  During the existence of a Force Majeure event each Party shall bear its own costs resulting therefrom.

14.           Dispute Resolution.

  14.1           First Attempt.  If  a dispute arises hereunder between the Parties, the Parties shall attempt in good faith to settle such dispute by mutual discussions within thirty (30) days after the date that a Party gives written notice of the dispute to the other Party in sufficient detail for the recipient to understand the provider’s position; provided, however, that if the dispute involves the amount of an invoice and after ten (10) days of mutual discussion either Party believes in good faith that further discussion will fail to resolve the dispute to its satisfaction, such Party may immediately refer the matter to executive officers of the parties for consideration pursuant to Section 14.2.

14.2           Executive Officers. If the dispute is not resolved in accordance with Section 14.1, either Party may refer the dispute to executive officers of the respective parties for further consideration. If such individuals are unable to reach agreement within fifteen (15) days, or such longer period as they may agree, then either Party may commence an action in accordance with Section 14.3.

14.3            Litigation.  In the event that the Parties are unable to resolve a dispute pursuant to the procedure set forth in Sections 14.1 and 14.2, either Party shall be entitled to pursue its rights and remedies in an action exclusively in the courts located in the State of Iowa subject to the terms, conditions and limitations set forth in this Agreement.

15.           Governing Law.  The validity, interpretation, and performance of this Agreement, including any breach hereof, shall be governed by and construed under the laws of the State of Iowa (including without limitation the provisions of the Uniform Commercial Code—Leases as provided in the Iowa Code §554.13101 et seq.), without regard to the conflicts or choice of law principles thereof.  Unless otherwise required by applicable state law, (a) Lessor hereby consents to the personal jurisdiction of the courts of the State of Iowa for any dispute involving this Agreement, and (b) any action arising out of this Agreement shall be commenced and maintained exclusively in courts located in Hamilton County, Iowa, and Lessor waives any objection to the forum on the grounds of venue, forum non-conveniens, or any similar ground.  THE PARTIES HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THE THIS LEASE.

16.           Assignment.  This Agreement shall inure to the benefit of and shall be binding upon Lessee and Lessor and their respective successors and permitted assigns.  Neither Party shall delegate, transfer, pledge or assign its rights or obligations under this Agreement without the prior written consent of the other Party; provided that Lessee may assign its rights under this Agreement to any of its affiliates or in connection with the sale of all or substantially all of its assets.

17.           Attorneys’ Fees.  If any legal action or any other proceeding is brought for the enforcement of this Agreement, or if a dispute arises under this Agreement, the prevailing Party shall be entitled to recover from the non-prevailing Party reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

18.           Written Notice.  All notices, claims, demands, and other communications of similar import to be given by any Party to this Agreement or to any other Party hereto shall be in writing, and shall be given by personal delivery, electronic mail (but only if the intended recipient confirms in writing receipt of such electronic mail), receipted delivery service or by registered or certified mail, first class postage prepaid, return receipt requested, and shall be delivered or addressed as follows:

To Lessee at:

Smoky Market Foods, Inc.
Attn: Eddie Feintech
1511 East 2nd Street
Webster City, Iowa  50595
Phone: 831-818-7301
Email: efeintech@smokymarket.com

To Lessor at:

SMKY Fund, LLC
Attn:
615 2nd Street
Webster City, Iowa  50595
Phone: 515-297-0471
Email: scrector@mchsi.com

  The above addresses may be changed by giving written notice of such change to the other Party.  All notices or communications shall be deemed given when actually received or refused at the intended address.

19.          Miscellaneous.  This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes and merges all prior agreements, understandings, representations, or conditions between Lessee and Lessor regarding the subject matter hereof, whether written, oral, or implied.  The Parties agree that the terms and conditions of this Agreement shall prevail, notwithstanding any contrary or additional terms in any of the parties’ preprinted documents.  The provisions of Sections 11 and 12 hereof shall survive the termination of all or any part of this Agreement.  This Agreement may be amended only by written instrument signed by both Lessee and Lessor.  Nothing contained in this Agreement shall create a contractual relationship with or a cause of action in favor of a third party against either Lessee or Lessor.  Furthermore, this Agreement is not intended and shall not be construed to create any rights in any parties other than Lessee and Lessor (and their permitted assigns) and no other person shall assert any rights as a third party beneficiary hereunder.  This Agreement may be executed in any number of counterparts and by electronic transmission of a copy of the executed signature via email or otherwise, each of which shall be considered an original, and all of which together shall constitute one and the same document.  The headings of the sections of this Agreement have been inserted for convenience only, are not to be considered part of this Agreement, and shall in no way affect the interpretation of any of the provisions of this Agreement.  If any term or provision of this Agreement shall to any extent be found by competent authority to be invalid or unenforceable, said term or provision shall be deemed amended to the extent necessary to make it enforceable if possible.  If not possible, then that provision will be deemed severed, and the remaining provisions of this Agreement shall be valid and enforceable to the fullest extent permitted by applicable law.  Neither Party by this Agreement, in any way or for any purpose, becomes a partner or joint venturer of Lessee in the conduct of the other Party’s business or otherwise.

(signature page follows)

WHEREFORE the parties hereto have entered into this Agreement as of the day and year first written above.

LESSEE:	LESSOR:
SMOKY MARKET FOODS, INC.	SMKY ASSET FUND LLC

By:	By:
Title:	Title:
Name:	Name:
(Print)	(Print)
Date:	Date:

The undersigned owns the facility at which the Smoker-Oven System is operated by Lessee and hereby acknowledges and consents to the transactions set forth in the foregoing Agreement and agrees to the provisions set forth in Section 11.

MARY ANN’S SPECIALTY FOODS, INC.

By:
Title:
Name:
(Print)
Date:

Exhibit A

To

Purchase and Lease Agreement

Products

ENTREE ITEMS

Pork Loin “Baby Back” Ribs
Pork “Country-Style” Ribs
Pork Loin Chop
Carved Boneless Chicken Breast
Jumbo Chicken Thigh
Cornish Game Hen
Turkey Breast, Thigh & Leg
Rack Of Lamb
Lamb Rib & Loin Chops
Duck
Salmon, Trout & Whitefish

SLICED OR CUT SMOKED FOODS

Beef Sirloin “Tri-Tip”
Beef Brisket
Corned Beef Brisket
Pork Loin Roast
Pork Shoulder
Boneless Pork Leg
Carved Chicken Strips
Turkey Breast

SMOKED FINGER FOODS

Pork Country Rib Strips
Pork Ribletts
Carved Chicken Strips
Chicken Drummies (Regular & Teriyaki)
Lamb Ribletts Teriyaki

SIDE ORDER FOODS

Hickory Smoke-BakedTM Beans
Sweet Butter-Creamed Corn
Creamy-Garlic Coleslaw Dressing & Veggie Dip
Southern-Style Barbecue Dipping Sauce

Exhibit B

To

Purchase and Lease Agreement

Bill of Sale

(see attached)

Exhibit C

To

Purchase and Lease Agreement

Form of Warrant

(see attached)

Exhibit D

To

Purchase and Lease Agreement

Investment Representation Letter

(see attached)